EXHIBIT 4.1

EXECUTION COPY

FIRST AMENDMENT
TO
SECOND AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT

THIS FIRST AMENDMENT TO SECOND AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT, dated as of December 17, 2015 (this “Amendment”), is by and between BANK OF AMERICA, NATIONAL ASSOCIATION (“BANA”) and BA CREDIT CARD FUNDING, LLC (“Funding”).

WHEREAS, prior to October 1, 2014, FIA Card Services, National Association (“FIA”) originated receivables in credit card accounts and contributed and sold receivables arising in a subset of those accounts and certain other related assets to Banc of America Consumer Card Services, LLC (“BACCS”) under that certain Amended and Restated Receivables Contribution and Sale Agreement, dated as of October 20, 2006, as amended by the First Amendment to Amended and Restated Receivables Contribution and Sale Agreement, dated as of November 14, 2006, each by and between FIA and BACCS (as amended, supplemented or otherwise modified, the “Original First Tier Agreement”).

WHEREAS, as of October 1, 2014 (the “Merger Date”), FIA merged with and into BANA (such combination, the “Merger”), with BANA being the surviving entity of such Merger.

WHEREAS, since the Merger Date, BANA (successor by merger to FIA) has originated, and does now continue to originate, receivables in credit card accounts as the successor by merger to FIA’s credit card business.

WHEREAS, as of the Merger Date, BANA and BACCS amended and restated the Original First Tier Agreement by executing the Second Amended and Restated Receivables Contribution and Sale Agreement, dated as of the Merger Date (as amended, supplemented or otherwise modified, the “Second Amended and Restated First Tier Agreement”, together with the Original First Tier Agreement, the “Prior First Tier Agreements”) pursuant to which BANA continued to sell to BACCS credit card receivables arising under the credit card accounts identified in the Prior First Tier Agreements and certain other related assets.

WHEREAS, prior to the Merger Date, BACCS and Funding were each party to that certain Receivables Purchase Agreement, dated as of October 20, 2006 (as amended, supplemented or otherwise modified, the “Original Receivables Purchase Agreement”), pursuant to which BACCS sold to Funding credit card receivables arising under the credit card accounts identified in the Original Receivables Purchase Agreement and certain other related assets.

WHEREAS, as of the Merger Date, BACCS and Funding amended and restated the Original Receivables Purchase Agreement by executing the Amended and Restated Receivables Purchase Agreement, dated as of the Merger Date (as amended, supplemented or otherwise modified, the “Amended and Restated Second Tier Agreement”, together with the Original Receivables Purchase Agreement, the “Prior Second Tier Agreements”) pursuant to which BACCS continued to sell to Funding credit card receivables arising under the credit card accounts identified in the Prior Second Tier Agreements and certain other related assets.

As of the close of business on July 17, 2015, BACCS wound up its operations, distributed its assets to its parent, BANA, pursuant to a liquidating distribution, and ceased to exist as an entity.  As of July 8, 2015, BANA, Funding, and BACCS amended and restated the Second Amended and Restated First Tier Agreement and the Amended and Restated Second Tier Agreement into a single, integrated Second Amended and Restated Receivables Purchase Agreement (the “Receivables Purchase Agreement”), by which (i) BACCS assigned all of its right, title and interest in and to and obligations under each of the Prior Second Tier Agreements to BANA and BANA accepted such right, title and interest and assumed such obligations and (ii) BANA has continued to sell to Funding the receivables arising in the Initial Accounts (as defined in the Receivables Purchase Agreement) and other assets identified under the Prior First Tier Agreements that were also identified under the Prior Second Tier Agreements.

WHEREAS, pursuant to Section 9.01 of the Receivables Purchase Agreement, BANA and Funding desire to amend the Receivables Purchase Agreement to include dispute resolution provisions as specified herein.

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01.       Capitalized Terms.  Capitalized terms used in this Amendment and not otherwise defined shall have the meanings ascribed thereto in the Receivables Purchase Agreement.

ARTICLE II

AMENDMENTS

Section 2.01.       Amendments to Section 1.01 of the Receivables Purchase Agreement.

(a)       Section 1.01 of the Receivables Purchase Agreement is hereby amended by deleting the term “Account Owner” in its entirety and replacing it with the following:

“Account Owner” shall mean (i) on and after the Merger Date, BANA, and (ii) prior to the Merger Date, FIA (including any of its predecessors), in each case at the applicable time, as issuer of the credit card relating to an Account pursuant to a Credit Card Agreement.

(b)       Section 1.01 of the Receivables Purchase Agreement is hereby amended by deleting the term “Pool Index File” in its entirety and replacing it with the following:

“Pool Index File” shall mean the file on the applicable Account Owner’s computer system and/or the table in the Total System Services, Inc. TS2 Account Master database that identifies the Accounts.

(c)       Section 1.01 of the Receivables Purchase Agreement is hereby amended by deleting the term “Pooling and Servicing Agreement” in its entirety and replacing it with the following:

“Pooling and Servicing Agreement” shall mean, as applicable, (i) the Original Pooling and Servicing Agreement, (ii) the Amended and Restated Pooling and Servicing Agreement, (iii) the Second Amended and Restated Pooling and Servicing Agreement, (iv) the Third Amended and Restated Pooling and Servicing Agreement, and (v) the Fourth Amended and Restated Pooling and Servicing Agreement.

(d)       Section 1.01 of the Receivables Purchase Agreement is hereby amended by adding the following defined terms in the appropriate alphabetical order:

“AAA” has the meaning specified in subsection 6.03(b)(i).

“Fourth Amended and Restated Pooling and Servicing Agreement” shall mean the Fourth Amended and Restated Pooling and Servicing Agreement, dated as of December 17, 2015, among the Servicer, Funding, and the MTII Trustee, as amended, supplemented, otherwise modified or amended and restated from time to time.

“Qualified Dispute Resolution Professional” shall mean an attorney or retired judge that is independent, impartial, knowledgeable about and experienced with the laws of the State of Delaware, specializing in commercial litigation with at least 15 years of experience and whose name is on a list of neutral parties maintained by the AAA.

“Representing Party” has the meaning specified in subsection 6.03(a).

“Requesting Party” has the meaning specified in subsection 6.03(a).

“Rules” has the meaning specified in subsection 6.03(b)(i).

Section 2.02.       Amendment to Section 2.01 of the Receivables Purchase Agreement.

(a)       Subsection 2.01(d) of the Receivables Purchase Agreement is hereby amended by deleting the fourth sentence therein in its entirety and replacing it with the following:

In connection with such marking of its books, records and computer files, BANA shall also identify all such Accounts in the Pool Index File with the designation “1994‑MT” and/or “1994MT”.

Section 2.03.       Amendment to Article VI of the Receivables Purchase Agreement.

Article VI of the Receivables Purchase Agreement is hereby amended by adding the following as Section 6.03:

Section 6.03.       Dispute Resolution.

(a)       If any Receivable is subject to repurchase pursuant to Section 6.01 or Section 6.02 of this Agreement, which repurchase is not resolved in accordance with the terms of this Agreement within 180 days after notice is delivered to BANA as specified in any such Section, the party providing such notice (the “Requesting Party”) will have the right to refer the matter, at its discretion, to either third‑party mediation (including nonbinding arbitration) or arbitration pursuant to this Section 6.03 and BANA is hereby deemed to consent to the selected resolution method.  At the end of the 180‑day period described above, the Representing Party (as defined below) may provide notice informing the Requesting Party of the status of its request or, in the absence of any such notice, the Requesting Party may presume that its request remains unresolved.  The Requesting Party will provide written notice of its intention to refer the matter to mediation or arbitration to BANA (in such capacity, the “Representing Party”) within 30 calendar days following such 180th day.  BANA agrees to participate in the resolution method selected by the Requesting Party.

(b)       If the Requesting Party selects mediation as the resolution method, the following provisions will apply:

(i)       The mediation will be administered by the American Arbitration Association (the “AAA”) pursuant to its Commercial Arbitration Rules and Mediation Procedures in effect on the date of this Agreement (the “Rules”); provided, that if any of the Rules are inconsistent with the procedures for the mediation or arbitration stated in this Agreement, the procedures in this Agreement will control.

(ii)       The mediator must be a Qualified Dispute Resolution Professional.  Upon being supplied a list, by the AAA, of at least ten potential mediators that are each Qualified Dispute Resolution Professionals, each of the Requesting Party and the Representing Party will have the right to exercise two peremptory challenges within 14 days and to rank the remaining potential mediators in order of preference.  The AAA will select the mediator from the remaining potential mediators on the list respecting the preference choices of the parties to the extent possible.

(iii)       Each of the Requesting Party and the Representing Party will use commercially reasonable efforts to begin the mediation within 10 Business Days of the selection of the mediator and to conclude the mediation within 30 days of the start of the mediation.

(iv)       The fees and expenses of the mediation will be allocated as mutually agreed by the Requesting Party and the Representing Party as part of the mediation.

(v)       A failure by the Requesting Party and the Representing Party to resolve a disputed matter through mediation shall not preclude either party from seeking a resolution of such matter through the initiation of a judicial proceeding in a court of competent jurisdiction, subject to subsection 6.03(d) below.

(c)       If the Requesting Party selects arbitration as the resolution method, the following provisions will apply:

(i)       The arbitration will be held in accordance with the United States Arbitration Act, notwithstanding any choice of law provision in this Agreement, and under the auspices of the AAA and in accordance with the Rules.

(ii)       If the repurchase request specified in subsection 6.03(a) involves the repurchase of an aggregate amount of Receivables of less than 5% of the total Principal Receivables in MTII as of the date of such repurchase request, a single arbitrator will be used.  That arbitrator must be a Qualified Dispute Resolution Professional.  Upon being supplied a list of at least ten potential arbitrators that are each Qualified Dispute Resolutions Professionals by the AAA, each of the Requesting Party and the Representing Party will have the right to exercise two peremptory challenges within 14 days and to rank the remaining potential arbitrators in order of preference.  The AAA will select the arbitrator from the remaining potential arbitrators on the list respecting the preference choices of the parties to the extent possible.

(iii)       If the repurchase request specified in subsection 6.03(a) involves the repurchase of an aggregate amount of Receivables equal to or in excess of 5% of the total Principal Receivables in MTII as of the date of such repurchase request, a three-arbitrator panel will be used.  The arbitral panel will consist of three Qualified Dispute Resolution Professionals, (A) one to be appointed by the Requesting Party within five Business Days of providing notice to the Representing Party of its selection of arbitration, (B) one to be appointed by the Representing Party within five Business Days of the Requesting Party’s appointment of an arbitrator, and (C) the third, who will preside over the arbitral panel, to be chosen by the two party-appointed arbitrators within five Business Days of the Representing Party’s appointment.  If any party fails to appoint an arbitrator or the two party-appointed arbitrators fail to appoint the third within the relevant time periods, then the appointments will be made by the AAA pursuant to the Rules.

(iv)       Each arbitrator selected for any arbitration will abide by the Code of Ethics for Arbitrators in Commercial Disputes in effect as of the date of this Agreement.  Prior to accepting an appointment, each arbitrator must promptly disclose any circumstances likely to create a reasonable inference of bias or conflict of interest or likely to preclude completion of the hearings within the prescribed time schedule.   Any arbitrator selected may be removed by the AAA for cause consisting of actual bias, conflict of interest or other serious potential for conflict.

(v)       The Requesting Party and the Representing Party each agree that it is their intention that after consulting with the parties, the arbitrator or arbitral panel, as applicable, will devise procedures and deadlines for the arbitration, to the extent not already agreed to by the parties, with the goal of expediting the proceeding and completing the arbitration within 30 days after appointment of the arbitrator or arbitral panel, as applicable.  The arbitrator or the arbitral panel, as applicable, will have the authority to schedule, hear, and determine any and all motions, including dispositive and discovery motions, in accordance with Delaware law then in effect (including prehearing and post hearing motions), and will do so on the motion of any party to the arbitration.  Notwithstanding any other discovery that may be available under the Rules, unless otherwise agreed by the parties, each party to the arbitration will be limited to the following discovery in the arbitration:

(A)       Consistent with the expedited nature of arbitration, the Requesting Party and the Representing Party will, upon the written request of the other party, promptly provide the other with copies of documents relevant to the issues raised by any claim or counterclaim on which the producing party may rely in support of or in opposition to the claim or defense.

(B)       At the request of a party, the arbitrator or arbitral panel, as applicable, shall have the discretion to order examination by deposition of witnesses to the extent the arbitrator or arbitral panel deems such additional discovery relevant and appropriate.  Depositions shall be limited to a maximum of three (3) per party and shall be held within thirty (30) calendar days of the making of a request.  Additional depositions may be scheduled only with the permission of the arbitrator or arbitral panel, and for good cause shown.  Each deposition shall be limited to a maximum of three (3) hours’ duration.  All objections are reserved for the arbitration hearing except for objections based on privilege and proprietary or confidential information.

(C)       Any dispute regarding discovery, or the relevance or scope thereof, shall be determined by the arbitrator or arbitral panel, which determination shall be conclusive.

(D)       All discovery shall be completed within sixty (60) calendar days following the appointment of the arbitrator or the arbitral panel, as applicable; provided, that the arbitrator or the arbitral panel, as applicable, will have the ability to grant the parties, or either of them, additional discovery to the extent that the arbitrator or the arbitral panel, as applicable, determines good cause is shown that such additional discovery is reasonable and necessary.

(vi)       The Requesting Party and the Representing Party each agree that it is their intention that the arbitrator or the arbitral panel, as applicable, will resolve the dispute in accordance with the terms of this Agreement, and may not modify or change this Agreement in any way.  The arbitrator or the arbitral panel, as applicable, will not have the power to award punitive damages or consequential damages in any arbitration conducted.  The Requesting Party and the Representing Party each agree that it is their intention that in its final determination, the arbitrator or the arbitral panel, as applicable, will determine and award the costs of the arbitration (including the fees of the arbitrator or the arbitral panel, as applicable, cost of any record or transcript of the arbitration, and administrative fees) and reasonable attorneys’ fees to the parties as determined by the arbitrator or the arbitral panel, as applicable, in its reasonable discretion.  The determination of the arbitrator or the arbitral panel, as applicable, must be consistent with the provisions of this Agreement, including Section 9.06 (with the understanding that any costs allocated to Funding under this subsection 6.03(c)(vi) will be limited as though such costs were claims of BANA for purposes of Section 9.06), and will be in writing and counterpart copies will be promptly delivered to the parties.  The determination of the arbitrator or the arbitral panel, as applicable, may be reconsidered once by the arbitrator or the arbitral panel, as applicable, upon the motion and at the expense of either party.  Following that single reconsideration, the determination of the arbitrator or the arbitral panel, as applicable, will be final and non-appealable and may be entered in and may be enforced in, any court of competent jurisdiction.

(vii)       By selecting arbitration, the Requesting Party is giving up the right to sue in court, including the right to a trial by jury.

(viii)       No Person may bring a putative or certified class action to arbitration.

(d)       The following provisions will apply to both mediations and arbitrations:

(i)       Any mediation or arbitration will be held in Wilmington, Delaware.

(ii)       Notwithstanding this dispute resolution provision, the parties will have the right to seek provisional or ancillary relief from a competent court of law, including a temporary restraining order, preliminary injunction or attachment order, provided such relief would otherwise be available by law.

(iii)       The details and/or existence of any unfulfilled repurchase request specified in subsection 6.03(a) above, any informal meetings, mediations or arbitration proceedings, including all offers, promises, conduct and statements, whether oral or written, made in the course of the parties’ attempt to informally resolve an unfulfilled repurchase request, and any discovery taken in connection with any arbitration, will be confidential, privileged and inadmissible for any purpose, including impeachment, in any mediation, arbitration or litigation, or other proceeding; provided, however, that any discovery taken in any arbitration will be admissible in that particular arbitration.  Such information will be kept strictly confidential and will not be disclosed or discussed with any third party (excluding a party’s attorneys, experts, accountants and other agents and representatives, as reasonably required in connection with the related resolution procedure), except as otherwise required by law, regulatory requirement or court order.  If any party to a resolution procedure receives a subpoena or other request for information from a third party (other than a governmental regulatory body) for such confidential information, the recipient will promptly notify the other party to the resolution procedure and will provide the other party with the opportunity to object to the production of its confidential information.  Notwithstanding anything in this Section 6.03 to the contrary, any discovery taken in connection with any arbitration pursuant to subsection 6.03(c) above will be admissible in such arbitration.

ARTICLE III

MISCELLANEOUS

Section 3.01.       Conditions Precedent.  The amendments provided for by this Amendment shall become effective upon the satisfaction of the following conditions:

(a)       Funding has given prior notice of this Amendment to the MTII Trustee and each Rating Agency currently rating any security issued by MTII;

(b)       Funding has received written confirmation from each Rating Agency currently rating any security issued by MTII that this Amendment will not cause a reduction or withdrawal of any of those ratings; and

(c)       BANA and Funding each shall have received counterparts of this Amendment, duly executed by the parties hereto.

Section 3.02.       Receivables Purchase Agreement in Full Force and Effect as Amended.  Except as specifically amended or waived hereby, all of the terms and conditions of the Receivables Purchase Agreement shall remain in full force and effect.  All references to the Receivables Purchase Agreement in any other document or instrument among the parties hereto shall be deemed to mean such Receivables Purchase Agreement as amended by this Amendment.  This Amendment shall not constitute a novation of the Receivables Purchase Agreement but shall constitute an amendment thereof.  The parties hereto agree to be bound by the terms and obligations of the Receivables Purchase Agreement, as amended by this Amendment, as though the terms and obligations of the Receivables Purchase Agreement were set forth herein.

Section 3.03.       Headings.  Section headings in this Amendment are included herein for convenience of reference only and shall not constitute part of this Amendment for any other purpose.

Section 3.04.       Governing Law.  THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.  THE PARTIES HERETO DECLARE THAT IT IS THEIR INTENTION THAT THIS AMENDMENT SHALL BE REGARDED AS MADE UNDER THE LAWS OF THE STATE OF DELAWARE AND THAT THE LAWS OF SAID STATE SHALL BE APPLIED IN INTERPRETING ITS PROVISIONS IN ALL CASES WHERE LEGAL INTERPRETATION SHALL BE REQUIRED.  EACH OF THE PARTIES HERETO AGREES (A) THAT THIS AMENDMENT INVOLVES AT LEAST $100,000.00, AND (B) THAT THIS AMENDMENT HAS BEEN ENTERED INTO BY THE PARTIES HERETO IN EXPRESS RELIANCE UPON 6 DEL. C. § 2708.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES (A) TO BE SUBJECT TO THE JURISDICTION OF THE COURTS OF THE STATE OF DELAWARE AND OF THE FEDERAL COURTS SITTING IN THE STATE OF DELAWARE, AND (B)(1) TO THE EXTENT SUCH PARTY IS NOT OTHERWISE SUBJECT TO SERVICE OF PROCESS IN THE STATE OF DELAWARE, TO APPOINT AND MAINTAIN AN AGENT IN THE STATE OF DELAWARE AS SUCH PARTY’S AGENT FOR ACCEPTANCE OF LEGAL PROCESS, AND (2) THAT, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, SERVICE OF PROCESS MAY ALSO BE MADE ON SUCH PARTY BY PREPAID CERTIFIED MAIL WITH A PROOF OF MAILING RECEIPT VALIDATED BY THE UNITED STATES POSTAL SERVICE CONSTITUTING EVIDENCE OF VALID SERVICE, AND THAT SERVICE MADE PURSUANT TO (B)(1) OR (2) ABOVE SHALL, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, HAVE THE SAME LEGAL FORCE AND EFFECT AS IF SERVED UPON SUCH PARTY PERSONALLY WITHIN THE STATE OF DELAWARE.

Section 3.05.       Counterparts.  This Amendment may be executed in any number of counterparts and by separate parties hereto on separate counterparts, each of which when executed shall be deemed an original, but all such counterparts taken together shall constitute one and the same instrument.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective officers as of the day and year first above written.

BANK OF AMERICA, NATIONAL ASSOCIATION

By:	/s/ Keith W. Landis
Name: Keith W. Landis
Title: V.P.

BA CREDIT CARD FUNDING, LLC

By:	/s/ Keith W. Landis
Name: Keith W. Landis
Title: V.P.

[Signature Page to First Amendment to Second Amended and Restated Receivables Purchase Agreement]

Acknowledged and Accepted by:

THE BANK OF NEW YORK MELLON, as Trustee of the BA Master Credit Card Trust II

By:	/s/ Esther Antoine
Name: Esther Antoine
Title: Vice President

Acknowledged and Accepted by:

BANK OF AMERICA, NATIONAL ASSOCIATION, as Servicer for the BA Master Credit Card Trust II

By:	/s/ Keith W. Landis
Name: Keith W. Landis
Title: V.P.

[Signature Page to First Amendment to Second Amended and Restated Receivables Purchase Agreement]